                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (the "Agreement") is made and entered into as of June 11, 1997, by and among DF Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Suiza Foods Corporation (the "Buyer"), Dairy Fresh L.P., a Delaware limited partnership (the "Company"), and Suiza Foods Corporation, a Delaware corporation (the "Parent").

     WHEREAS, the Company desires to sell substantially all of its assets to Buyer, and Buyer desires to purchase such assets from the Company, on the terms and subject to the conditions set forth in this Agreement;

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I
                               PURCHASE OF ASSETS

     1.1 PURCHASE OF ASSETS. At the Closing (as defined in SECTION 1.6), the Company agrees to sell, transfer, assign and deliver to Buyer the Assets (as defined below), and Buyer agrees to purchase and take the Assets, on the terms and subject to the conditions set forth in this Agreement. Subject to the provisions of SECTION 1.2, the "ASSETS" mean all tangible and intangible assets of the Company, including without limitation, all accounts receivable, inventory, raw materials, equipment, real property, fixtures, furnishings, leasehold rights, leasehold improvements, vehicles, prepaid assets, contract rights, licenses, permits, customer, prospect and marketing lists, sales data, records, computer software and software licenses, proprietary information, intellectual property, trade secrets, trademarks and trade names (including all rights to the name "Dairy Fresh"), copyrights, goodwill associated with such intellectual property, material and manufacturing specifications, drawings and designs owned by the Company or acquired by the Company after the date hereof and prior to the Closing, in each case to the extent existing at the Closing, and specifically including (without limitation):

           (a) all assets described in SCHEDULE 2.4(a), except for assets used by the Company under leases or licenses disclosed or not required to be disclosed pursuant to SECTION 2.19;

           (b) all assets reflected on the Latest Balance Sheet (as defined in SECTION 2.8) or acquired by the Company after the date thereof, except those sold in the ordinary course of business after the date thereof; and

           (c)   the Registered Intellectual Property (as defined in SECTION
     2.21).

     1.2 EXCLUDED ASSETS. Notwithstanding the provisions of SECTION 1.1, the Assets will exclude the following (the "Excluded Assets"):

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           (a)   cash and cash equivalents held by the Company at the Closing;

           (b) the Company's rights under any Permits (as defined in SECTION 2.14) or Material Agreements (as defined in SECTION 2.19) that are specifically identified in SCHEDULE 2.14 or 2.19 as being excluded from the Assets;

           (c)   the specific assets identified in SCHEDULE 1.2; and

           (d) the Company's rights under this Agreement and the other agreements, certificates and instruments to be executed by the Company in connection with or pursuant to this Agreement.

     1.3 ASSUMED LIABILITIES. Subject to the terms and conditions of this Agreement, at the Closing Buyer shall assume and thereafter pay, perform and discharge when due the following liabilities of the Company as and to the extent existing at the Closing (the "Assumed Liabilities"):

           (a) trade payables and accrued expenses of the type set forth in the Latest Balance Sheet incurred by the Company prior to the Closing in the ordinary course of business, consistent with past practice and not in breach of this Agreement; and

           (b) liabilities to be performed after the Closing under (i) the Material Agreements identified in SCHEDULE 2.19 (excluding any agreements that SCHEDULE 2.19 indicates are excluded from the Assets); (ii) other agreements entered into by the Company in the ordinary course of business that are not included within the definition of Material Agreements set forth in SECTION 2.19; (iii) the Permits identified in SCHEDULE 2.14 (excluding any Permits that SCHEDULE 2.14 indicates are excluded from the Assets); and (iv) the Assumed Plans (as defined in SECTION 4.10); but excluding (in each case) any liabilities arising under an agreement, Permit or Assumed Plan that result from any violation, breach or default (or event that with notice or lapse of time would constitute a breach or default) by the Company thereunder.

     It is understood and agreed that Buyer will not assume any direct or indirect debts, obligations or liabilities of the Company of any nature, whether absolute, accrued, contingent, liquidated or otherwise, and whether due or to become due, asserted or unasserted, known or unknown (collectively, "Liabilities"), except for the Assumed Liabilities.

     1.4 CONSIDERATION. As consideration in full for the acquisition of the Assets from the Company, Buyer will assume the Assumed Liabilities and pay the Company an aggregate of $102,625,000, as adjusted pursuant to SECTION
1.5 (the "Purchase Price"). The Purchase Price will be payable at the Closing by wire transfer of immediately available funds (to an account specified in writing by the Company to Buyer at least two days prior to the Closing).

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

     1.5   WORKING CAPITAL ADJUSTMENT.

           (a) "Working Capital" means (i) the value of the Company's current assets included within the Assets (excluding any Excluded Assets) minus
     (ii) the value of the Company's current liabilities included within the Assumed Liabilities, each calculated as of the Closing in accordance with generally accepted accounting principles applied in a manner consistent with the Company's Audited Financial Statements (as hereinafter defined).

           (b)   "Average Working Capital" means $392,584.

           (c) At least three Business Days before the Closing, the Company will prepare and deliver to Buyer an estimated calculation and statement of the Working Capital (the "Estimated Statement") based upon the books and records of the Company as of the time such books and records are closed on the day preceding the day of delivery of the Estimated Statement. The Company will prepare the Estimated Statement in good faith, and it will be subject to Buyer's review and written approval. If the estimated Working Capital set forth on the Estimated Statement (the "Estimated Working Capital") exceeds the Average Working Capital, then the Purchase Price will be increased by the amount of such excess. If the Estimated Working Capital is less than the Average Working Capital, then the Purchase Price will be reduced by the amount of such deficiency.

           (d) As promptly as practicable, but in any event within 60 days after the Closing, the Company will cause to be prepared and delivered to Buyer a balance sheet for the Company as of the Closing (the "Closing Balance Sheet"), which will be audited by McGladrey & Pullen, LLP ("M&P"), certified public accountants, and certified by such firm to have been prepared in accordance with generally accepted accounting principles applied in a manner consistent with that used to prepare the Audited Financial Statements. The Closing Balance Sheet will be accompanied by a statement (the "Statement of Working Capital") prepared by such accountants and setting forth the Working Capital, which will be calculated by reference to the Closing Balance Sheet.

           (e) Subject to paragraph (f) below, within fifteen days after delivery of the Closing Balance Sheet and the Statement of Working Capital, (i) the Company will pay to Buyer the amount, if any, by which the Estimated Working Capital exceeds the Working Capital, or (ii) Buyer will pay to the Company the amount, if any, by which the Working Capital exceeds the Estimated Working Capital. Payments, if any, by the Company or Buyer pursuant to this paragraph will be made by wire transfer of immediately available funds. The parties will treat any payment made pursuant to this paragraph as an adjustment to the Purchase Price.

           (f) Buyer's certified public accountants, Deloitte & Touche LLP ("D&T"), will be permitted to review the Closing Balance Sheet and Statement of Working Capital and M&P's workpapers related thereto during the preparation thereof and during the 15 day period following delivery of the Closing Balance Sheet and Statement of Working

     Capital to Buyer. If Buyer disagrees in good faith with the Closing Balance Sheet or the Statement of Working Capital, then Buyer will notify the Company in writing (the "Notice of Disagreement") of such disagreement within 15 days after delivery of the Closing Balance Sheet and the Statement of Working Capital. The Notice of Disagreement will set forth in reasonable detail the basis for the disagreement. Thereafter, the Company and Buyer will attempt in good faith to resolve and finally determine the Closing Balance Sheet and the Statement of Working Capital. If the Company and Buyer are unable to resolve the disagreement within 15 days after delivery of the Notice of Disagreement, then the Company and Buyer will select a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with any of the parties hereto or any of their Affiliates (the "Independent Accountant") to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to the Company and Buyer, within 30 days after such selection. The determination by the Independent Accountant will be final, binding and conclusive upon the parties hereto. The scope of such firm's engagement (which will not be an audit) will be limited to the resolution of the items contained in the Notice of Disagreement, and the recalculation, if any, of the Closing Balance Sheet and the Statement of Working Capital in light of such resolution. The fees and expenses of M&P and D&T in connection with the preparation and review of the Closing Balance Sheet and the Statement of Working Capital will be borne by the Company and Buyer, respectively. If an Independent Accountant is engaged pursuant to this paragraph, the fees and expenses of the Independent Accountant will be borne equally by the Company and Buyer. Within ten days after delivery of a notice of determination by the Independent Accountant as described above, any payment required by paragraph (e) above will be made, based on such determination. Any portion of the Purchase Price adjustment not in dispute will be paid when due in accordance with paragraph (e) above.

     1.6 CLOSING. The Closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. local time at the offices of Rogers & Wells, 200 Park Avenue, New York, New York 10166 (or such other place as the parties may agree) as soon as practicable (but not later than five Business Days) after the satisfaction or waiver of the conditions set forth in ARTICLE V.

     1.7   CLOSING DELIVERIES.  At the Closing,

           (a) Buyer will pay the cash portion of the Purchase Price specified in SECTION 1.4 to the Company;

           (b) the Company and Buyer will execute and deliver to each other an Assignment and Assumption Agreement with respect to the Assumed Liabilities, substantially in the form of EXHIBIT A;

           (c) the Company will execute and deliver to Buyer a Bill of Sale conveying the Assets to Buyer, substantially in the form of EXHIBIT B;

           (d) the Company will execute and deliver to Buyer a special warranty deed conveying the real estate included within the Assets, substantially in the form of EXHIBIT C;

           (e) the Company will execute and deliver to Buyer an Assignment of Trademarks conveying all trademarks, trade names and service marks included within the Assets, substantially in the form of EXHIBIT D;

           (f) the Company will endorse and deliver to Buyer any certificates of title necessary to effect or record the transfer of any vehicles or other Assets for which ownership is evidenced by a certificate of title; and

           (g) the Company will deliver to Buyer or otherwise make available the originals or copies of all of the Company's books, records, ledgers, disks, proprietary information and other data and all other written or electronic depositories of information included in the Assets.

     1.8 FURTHER ASSURANCES. At or after the Closing, and without further consideration, the Company will execute and deliver to Buyer such further instruments of conveyance and transfer as Buyer may reasonably request in order more effectively to convey and transfer the Assets to Buyer and to put Buyer in operational control of the business of the Company, or for aiding, assisting, collecting and reducing to possession any of the Assets and exercising rights with respect thereto.

     1.9 ALLOCATION OF PURCHASE PRICE. The Purchase Price will be allocated among the Assets based on their relative fair market values as of the Closing, as agreed in writing by Buyer and the Company as promptly as practicable after the Closing; PROVIDED, however, that Buyer and the Company hereby agree that for this purpose the fair market value of each asset that includes an unrealized receivable (as such term is defined in Section 751(c) of the Internal Revenue Code of 1986, as amended (the "Code")) and each item of inventory does not exceed its adjusted federal income tax basis immediately before the Closing. Such Purchase Price allocation will be made consistent with Section 1060 of the Code. The Buyer and the Company (i) will execute and file all tax returns and prepare all financial statements, returns and other instruments in a manner consistent with the allocation determined pursuant to this SECTION 1.9, (ii) will not take any position before any governmental agency or in any judicial proceeding that is inconsistent with such allocation, and (iii) will cooperate with each other in a timely filing consistent with such allocation of Forms 8594 with the Internal Revenue Service.

     1.10 NONASSIGNABLE CONTRACTS OR AUTHORIZATIONS. To the extent that assignment hereunder by the Company to Buyer of any agreement or Permit is not permitted or is not permitted without the consent of any third party, this Agreement will not be deemed to constitute an undertaking to assign the same if such consent is not given or if such an undertaking otherwise would constitute a breach of or cause a loss of benefits thereunder. The Company will use commercially reasonable efforts to obtain any and all such third party consents; PROVIDED, however, that the Company will not be required to pay or incur any cost or expense to obtain any third party consent that the Company is not otherwise required to pay or incur in accordance with the terms of the applicable agreement or Permit. If any such third party consent is not obtained before the Closing, the Company will cooperate with Buyer, at Buyer's expense, in any reasonable arrangement designed to provide to Buyer after the Closing the benefits under the applicable agreement or Permit. This paragraph does not affect the parties' rights to indemnification in respect of any breach of a representation or warranty hereunder.

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to Buyer as follows:

     2.1 ORGANIZATION. The Company is a limited partnership duly organized, validly existing and in good standing under the laws of Delaware and has full limited partnership power to own its properties and to conduct its business as presently conducted. The Company is duly authorized, qualified or licensed to do business and is in good standing in each state or other jurisdiction in which its assets are located or in which its business or operations as presently conducted make such qualification necessary, except for such failures to be so authorized, qualified, licensed or in good standing as could not reasonably be expected to have a material adverse effect on the Assets or the results of operations of the Company (a "Material Adverse Effect").

     2.2 AUTHORITY. The Company has all requisite limited partnership power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by the Company in connection with or pursuant to this Agreement (collectively, the "Company Documents"). The execution, delivery and performance by the Company of each Company Document to which it is a party have been duly authorized by all necessary limited partnership or corporate action, as the case may be, on the part of the Company, its general partners, and (if applicable) its general partner's general partner. This Agreement has been, and at the Closing the other Company Documents will be, duly executed and delivered by the Company. This Agreement is, and, upon execution and delivery by the Company at the Closing, each of the other Company Documents will be, a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with their respective terms.

     2.3 FORMATION DOCUMENTS. The Company has made available to Buyer true, correct and complete copies of the Company's certificate of limited partnership and agreement of limited partnership.

     2.4   TITLE TO ASSETS.

           (a) Set forth in SCHEDULE 2.4(a) is a complete list (including the street address, where applicable) of (i) all real property owned by the Company; (ii) all real property leased by the Company; (iii) each vehicle owned or leased by the Company as of the date of this Agreement; and (iv) each other material item of tangible personal property owned by the Company (in the form maintained by the Company) as of the date indicated. All assets used by the Company pursuant to leases or licenses disclosed in
     SCHEDULE 2.19 or not required to be disclosed in such schedule are referred to as the "Leased Assets."

           (b) The Company has good title to all of the Assets (other than the Leased Assets, as to which the Company has valid licenses or leasehold interests) and owns all of such Assets (including such licenses or leasehold interests) free and clear of any liens, security interests or encumbrances (collectively, "Liens"), other than (i) statutory Liens securing taxes and other obligations that are not yet due and payable or which are being contested in good faith and in respect of which adequate reserves have been established by the Company; (ii) minor imperfections of title and encumbrances that do not materially detract from or interfere with the present use or value of such properties; and (iii) Liens described in SCHEDULE 2.4(b). The execution and delivery of the Company Documents by the Company at the Closing will convey to and vest in Buyer good title to the Assets (or valid licenses or leasehold interests in the case of the Leased Assets), free and clear of any Liens except (A) Liens described in clauses (i) and (ii) of the preceding sentence and (B) Liens identified in SCHEDULE 2.4(b) that are not identified in such schedule as being retained or satisfied by the Company at or prior to the Closing.

           (c) The real property owned or leased by the Company (the "Real Property") is zoned for a classification that permits the continued use of the Real Property in the manner currently used by the Company. Permanent certificates of occupancy have been issued for the improvements on the Real Property permitting the existing use of such improvements. To the knowledge of the Company, there are no proceedings pending or threatened that would alter the current zoning classification of the Real Property or alter any applicable laws, statutes, regulations, codes, conditions or restrictions related to zoning or land use that would adversely affect the existing use of the Real Property in the Company's business. The Company has not received any written notice that remains outstanding from any insurance company of any defects or inadequacies in the Real Property or the improvements thereon that would, if not corrected, result in the termination of existing insurance coverage or a material increase in the present cost thereof. The Company has not received any written notice that remains outstanding providing for or threatening the discontinuation of necessary utilities to the Real Property. The Company is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and applicable regulations.

     2.5 SUFFICIENCY OF ASSETS. The Assets (including the leasehold interests in the Leased Assets) constitute all assets used by the Company in the conduct of its business, except for the Excluded Assets. The tangible personal property included in the Assets and the Leased Assets that are used in the conduct of the Company's business are in good condition and repair, ordinary wear and tear excepted, for property of comparable type, age and usage.

     2.6 NO VIOLATION. Except as described in SCHEDULE 2.6, neither the execution or delivery of the Company Documents nor the consummation of the transactions contemplated thereby, including without limitation the sale of the Assets to Buyer, will conflict with or result in the breach of any term or provision of, or violate or constitute a default under, or result in the creation of any Lien on the Assets pursuant to, or relieve any third party of any obligation to the Company under or give any third party the right to terminate or accelerate any obligation under, (i) the Company's certificate of limited partnership or partnership agreement, (ii) any Material Agreement or Permit, or (iii) any order, law or regulation by which the Company or any of the Assets is in any way bound or obligated.

     2.7 GOVERNMENTAL CONSENTS. Except as required in connection with the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and except as set forth in SCHEDULE 2.7, and excluding the recordation of conveyancing documents, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental agency, authority, commission, board or other body (collectively, a "Governmental Body") is required on the part of the Company in connection with the transfer of any Permits or other Assets to Buyer or any of the other transactions contemplated by this Agreement.

     2.8   FINANCIAL STATEMENTS.

           (a) Attached as SCHEDULE 2.8(a) are true and complete copies of the following financial statements (collectively, the "Financial Statements"): (i) the unaudited balance sheet of the Company (the "Latest Balance Sheet") as of April 30, 1997 (the "Latest Balance Sheet Date") and the related unaudited statements of operations and cash flow for the four months then ended, and (ii) the audited balance sheets of the Company as of December 31, 1996 and 1995 and the related audited statements of operations and cash flow for the years then ended (the "Audited Financial Statements"). The Financial Statements present fairly in all material respects the financial condition of the Company at the dates specified and the results of its operations for the periods specified and have been prepared in accordance with generally accepted accounting principles, consistently applied, subject in the case of the unaudited statements to the absence of footnote disclosure and other presentation items and to changes resulting from normal period-end adjustments for recurring accruals, which will not be material in the aggregate. The Financial Statements have been prepared from the books and records of the Company, which accurately and fairly reflect in all material respects the transactions of, acquisitions and dispositions of assets by, and incurrence of known liabilities by the Company.

           (b) The Company has no Liabilities of a type required by generally accepted accounting principles to be set forth on a balance sheet except for (i) Liabilities reflected on the Latest Balance Sheet,
     (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the Latest Balance Sheet Date, (iii) liabilities of the type included within the Assumed Liabilities pursuant to SECTION 1.3(b), and (iv) Liabilities described in SCHEDULE 2.8(b).

          (c) All inventories and raw materials reflected in the Latest Balance Sheet or acquired since the Latest Balance Sheet Date are of good and merchantable quality and are salable in the ordinary course of business (in the case of inventory held for sale) or currently usable (in the case of other inventory and raw materials).

           (d) All accounts receivable reflected in the Latest Balance Sheet or included in the Assets arose in the ordinary course of business.

     2.9 SUBSIDIARIES AND INVESTMENTS. The Company does not own any direct or indirect equity or debt interest in any other Person, including without limitation any interest in a corporation, partnership or joint venture, and is not obligated or committed to acquire any such interest.

     2.10 ABSENCE OF MATERIAL ADVERSE CHANGE. Since the Latest Balance Sheet Date, except as specifically contemplated by this Agreement and except as described in SCHEDULE 2.10, there has not been: (a) any material adverse change in the condition (financial or otherwise), results of operations, business, assets or Liabilities of the Company; (b) any payment or transfer of assets to or for the benefit of any partner of the Company, other than compensation and expense reimbursements paid in the ordinary course of business or in connection with the transactions contemplated hereby, consistent with past practice, and other than cash distributions to partners; (c) any material breach or material default (or event that with notice or lapse of time would constitute a material breach or material default) or termination under any Material Agreement, other than expirations or terminations occurring in the ordinary course of business the effect of which is not material to the Company; (d) any theft, condemnation or eminent domain proceeding, or any material damage, destruction or casualty loss affecting any of the Company's assets, whether or not covered by insurance;
(e) any sale, assignment or transfer of any assets of the Company, except in the ordinary course of business and consistent with past practices and other than cash distributions to partners; (f) any waiver by the Company of any material rights related to the Company's business, operations or assets; (g) any other material transaction, agreement or commitment entered into by the Company or affecting the Company's business, operations or assets, except in the ordinary course of business and consistent with past practices and other than cash distributions to partners; or (h) any agreement to do or resulting in any of the foregoing.

     2.11 TAXES. All federal, state, local and other tax returns (including without limitation income, property, sales, use, franchise, withholding, social security and unemployment tax returns) required to be filed by the Company have been filed and all such returns were complete and correct in all respects. All taxes required to be paid by the Company with respect to the periods covered by any such returns have been timely paid, other than taxes being disputed in good faith for which adequate reserves are provided in the Latest Balance Sheet (as adjusted for the passage of time in accordance with past practice). No tax deficiency has been proposed or assessed against the Company by written notice to the Company, and the Company has not executed any waiver of any statute of limitations on the assessment or collection of any tax. No tax audit, action, suit, proceeding, investigation or claim has been raised by written notice to the Company (and is currently pending) by any taxing authority in connection with any of the Company's tax returns or reports. The Company has withheld or collected from each payment made to each of its employees all taxes required to be withheld or collected therefrom and has paid the same as required to the proper tax receiving officers or authorized depositaries.

     2.12 LITIGATION. Except as described in SCHEDULE 2.12, there are currently no pending or, to the knowledge of the Company, threatened lawsuits, administrative proceedings, or formal or informal complaints or investigations by any individual, corporation, partnership, Governmental Body or other entity (collectively, a "Person") against or relating to the Company or, to the knowledge of the Company, any of its partners, employees or agents (in their capacity as such), or to which any of the Assets are subject. The Company is not subject to or bound by any currently existing judgment, order, writ, injunction or decree.

     2.13 COMPLIANCE WITH LAWS. Except as described in SCHEDULE 2.13, the Company is currently complying with and has at all times complied with each applicable statute, law, ordinance, decree, order, rule or regulation of any Governmental Body, excluding any Environmental Law (as hereinafter defined), but including without limitation all federal, state and local laws relating to zoning and land use, occupational health and safety, product quality and safety and employment and labor matters. The Company has not recalled any of its products during the last five years.

     2.14 PERMITS. The Company owns or possesses from each appropriate Governmental Body all right, title and interest in and to all permits, licenses, authorizations, approvals, quality certifications, franchises or rights (collectively, "Permits") issued by any Governmental Body necessary to conduct its business. Each of such Permits is described in SCHEDULE 2.14 and, except as otherwise indicated in SCHEDULE 2.14, is included within the Assets. No loss or expiration of any Permit is pending or, to the knowledge of the Company, threatened, other than expiration in accordance with the terms thereof of Permits that may be renewed in the ordinary course of business without lapsing.

     2.15  ENVIRONMENTAL MATTERS.

           (a) Except as described in SCHEDULE 2.15: (i) the Company has conducted its business in compliance with all applicable Environmental Laws, including without limitation by having all Permits required under any Environmental Laws for the operation of its business; (ii) none of the Real Property contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws; (iii) the Company has not received any written notices, demand letters or requests for information from any Governmental Body or other Person indicating that the Company may be in violation of, or liable under, any Environmental Law; (iv) no written reports have been filed, or are required to be filed, by the Company concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law; (v) no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law to or from the Real Property, or as a result of any activity of the Company, that would give rise to liability under any Environmental Law; (vi) there have been no environmental investigations, studies, audits, tests, reviews or other analyses regarding compliance or noncompliance with any Environmental Law conducted by or on behalf of the Company, or which are in the possession of the Company, relating to the activities of the Company or any of the Real Property that have not been delivered to Buyer prior to the date hereof; (vii) there are no underground storage tanks on, in or under any of the Real Property, and no underground storage tanks have been closed or removed from any of the Real Property in a manner that would give rise to liability under any Environmental Law;
     (viii) there is no asbestos present in any of the Real Property the condition or existence of which currently requires remediation under applicable Environmental Law, and no asbestos has been removed from any of the

     Real Property; and (ix) neither the Company nor any of the Assets are subject to any Liabilities or expenditures relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law.

           (b) As used herein, "Environmental Law" means any existing federal, state or local law, statute, ordinance, rule, regulation, Permit, order, judgment or decree relating to (i) the protection of the environment or
     (ii) the use, storage, generation, transportation, processing, production, release or disposal of Hazardous Substances.

           (c) As used herein, "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any Environmental Law. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Body or any Environmental Law, including without limitation any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any product or by-product thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, lead or polychlorinated biphenyls.

     2.16 EMPLOYEE MATTERS. Set forth on SCHEDULE 2.16 is a complete list of all current employees of the Company as of the date of this Agreement, including date of employment, current title and compensation, and date and amount of last increase in compensation and indicating any employees on disability or other permitted leaves of absence. The Company has no collective bargaining, union or labor agreements, contracts or other arrangements with any group of employees, labor union or employee representative. The Company does not know of any organization effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Company. The Company has not experienced, and the Company does not know of any basis for any strike or material work stoppage or slow down.

     2.17  EMPLOYEE BENEFIT PLANS.

           (a) Set forth in SCHEDULE 2.17 is a complete list of all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all plans or policies providing for fringe benefits (including without limitation vacation, paid holidays, personal leave, employee discounts, educational benefits or similar programs), and all other bonus, incentive, compensation, profit-sharing, equity, severance, retirement, health, life, disability, group insurance, employment, fringe benefit and other similar plans, agreements, policies or understandings (whether written or oral, qualified or nonqualified, currently effective or terminated), and any trust, escrow or other agreement related thereto, which (i) is maintained or contributed to by the Company, or with respect to which the Company has or may have any liability, or (ii) provides benefits, or describes policies or procedures applicable, to any officer, employee or former employee or dependents thereof, regardless of whether funded (the "Employee Plans"). The Company has made available to Buyer accurate and complete copies of the documents, records and other materials related thereto reasonably requested by Buyer in writing. Except as described in
     SCHEDULE 2.17, no written or oral representations have been made to any employee, officer, former officer or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under Code Section 4980B). Except as described in
     SCHEDULE 2.17, the consummation of the transactions contemplated by this Agreement will not accelerate the time of payment or vesting, or increase the amount of compensation due to any employee, officer, former officer or former employee of the Company. "ERISA Affiliate" means the Company and each Person that is or has been treated as a single employer or controlled group member with the Company pursuant to Section 414 of the Code or
     Section 4001 of ERISA.

           (b) With respect to each "employee benefit plan" (as defined in ERISA) that is not a "multiemployer plan" or a "multiple employer plan" (as such terms are defined in Sections 3(37)(A) and 3(40)(A) of ERISA (multiemployer plans and multiple employer plans are hereinafter referred to as "Multiemployer Plans")) and that is maintained or contributed to, currently or in the past, by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has liability (the "Controlled Group Plans"):

                 (i) there is no Controlled Group Plan that is a "defined benefit plan" (as defined in Section 3(35) of ERISA);

                 (ii) each Controlled Group Plan could be terminated as of the date of the Closing with no liability to Buyer, the Company or any ERISA Affiliate, other than payment of benefits in the ordinary course of business; and

                 (iii) each Controlled Group Plan has been operated in compliance with ERISA, applicable tax qualification requirements and all other applicable laws.

           (c) There are no Multiemployer Plans maintained by the Company or any ERISA Affiliate, nor has the Company or any ERISA Affiliate ever contributed or been required to contribute to any such Plan.

           (d) Neither the Company, any ERISA Affiliate or any plan fiduciary of any Employee Plan has engaged in any transaction in violation of Section 406(a) or (b) of ERISA or any "prohibited transaction" (as defined in Code
     Section 4975(c)(1)) that would subject the Company to any taxes, penalties or other Liabilities resulting from such transaction.

           (e) To the knowledge of the Company, none of the Employee Plans is being audited or investigated by any Governmental Body.

     2.18 OWNERSHIP OF THE COMPANY. SCHEDULE 2.18 describes all ownership interests in the Company and indicates the owner of each such interest. Except as described in SCHEDULE 2.18, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments obligating the Company or any other Person to issue or sell any ownership interests in the Company.

     2.19  MATERIAL AGREEMENTS.

           (a) SCHEDULE 2.19 lists each agreement (whether written or oral and including all amendments thereto) to which the Company is a party or a beneficiary or by which the Company or any of the Assets is bound that is material to the Company or the Assets (collectively, the "Material Agreements"), including without limitation the following: (i) agreements pursuant to which the Company sells or distributes any products (other than Purchase Orders and Short Term Agreements, as defined below); (ii) real estate leases; (iii) agreements evidencing, securing or otherwise relating to any indebtedness for borrowed money for which the Company is liable;
     (iv) capital or operating leases or conditional sales agreements relating to vehicles, equipment or other Assets (other than Short Term Agreements);
     (v) agreements pursuant to which the Company is entitled or obligated to acquire any assets from a third party (other than Purchase Orders and Short Term Agreements); (vi) insurance policies; (vii) employment, consulting, noncompetition, separation, collective bargaining, union or labor agreements; (viii) agreements with or for the benefit of any partner or employee of the Company or, to the knowledge of the Company, any Affiliate or immediate family member thereof; (ix) agreements under which the Company is obligated to indemnify, or entitled to indemnification from, any third party, excluding any agreement that requires indemnification solely for a breach of such agreement; and (x) any other agreement (other than a Purchase Order) pursuant to which the Company is required to make or entitled to receive aggregate payments or other value in excess of $100,000. SCHEDULE 2.19 identifies any Material Agreements that will be retained by the Company following the Closing or terminated at or prior to the Closing and therefore constitute Excluded Assets. For purposes of this Agreement, (A) "Purchase Order" means a purchase order issued and accepted in the ordinary course of business that sets forth terms applicable to a specified purchase or sale of goods or services and does not impose obligations on either party that relate to any transaction other than such purchase or sale, and (B) "Short Term Agreement" means an agreement entered into in the ordinary course of business that is terminable by the Company on 60 days or less notice and involves aggregate consideration of less than $20,000.

           (b) The Company has delivered to Buyer a copy of each written Material Agreement and a written summary of each oral Material Agreement. Except as described in SCHEDULE 2.19, (i) each Material Agreement is in full force and effect and is valid, binding and enforceable in accordance with its terms as to the Company and, to the knowledge of the Company, as to each other party thereto; (ii) there exists no material breach or material default (or event that with notice or lapse of time would constitute a material breach or material default) on the part of the Company or, to the knowledge of the Company, on the part of any other party under any Material Agreement; (iii) the Company has received no written notice of termination or default under any Material Agreement; and (iv) as of the date of this Agreement, no party to an agreement under which the Company acquired a substantial portion of its assets has asserted any claim for indemnification under such agreement.

     2.20 CUSTOMERS. Since January 1, 1997, Food Lion has not threatened to, or notified the Company of any intention to, terminate or materially alter its relationship with the Company, and there has been no material dispute with Food Lion.

     2.21 INTELLECTUAL PROPERTY RIGHTS. Set forth in SCHEDULE 2.21 is a complete list of all registered patents, trademarks, service marks, trade names and copyrights, and applications for and licenses (to or from the Company) with respect to any of the foregoing (collectively, "Registered Intellectual Property"), owned by the Company or with respect to which the Company has any rights. The Company has the right to use all Registered Intellectual Property and other computer software and software licenses, intellectual property, proprietary information, trade secrets, trademarks, trade names, copyrights, material and manufacturing specifications, drawings and designs (collectively, "Intellectual Property") used by the Company or necessary in connection with the operation of the Company's business, without infringing on or otherwise acting adversely to the rights or claimed rights of any Person. Except as described in
SCHEDULE 2.21, the Company is not obligated to pay any royalty or other consideration exceeding $20,000 per item of Intellectual Property to any Person in connection with the use of any such Intellectual Property. To the knowledge of the Company, no other Person is infringing the rights of the Company in any of its Intellectual Property.

     2.22 COMPETING INTERESTS. Except as described in SCHEDULE 2.22, neither the Company nor, to the knowledge of the Company, any partner or management level employee of the Company or any Affiliate or immediate family member of any of the foregoing owns, directly or indirectly, an interest in any Person that is a competitor, customer or supplier of the Company or that otherwise has material business dealings with the Company, other than ownership of less than 5% of publicly traded securities of such Person.

     2.23 NO MISREPRESENTATIONS. The representations, warranties and statements made by the Company in or pursuant to this Agreement are true, complete and correct in all material respects and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

                                     ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

     Buyer and Parent jointly and severally represent and warrant to the Company as follows:

     3.1 ORGANIZATION. Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

     3.2 AUTHORITY. Buyer and Parent have all requisite power and authority to execute, deliver and perform under this Agreement and the other agreements, certificates and instruments to be executed by Buyer or Parent in connection with or pursuant to this Agreement (collectively, the "Buyer Documents"). The execution, delivery and performance by Buyer and Parent of each Buyer Document have been duly authorized by all necessary action, corporate or otherwise, on the part of Buyer and Parent, to the extent each is a party thereto. This Agreement has been, and at the Closing the other Buyer Documents will be, duly executed and delivered by Buyer and Parent, to the extent each is a party thereto. This Agreement is, and, upon execution and delivery by Buyer and Parent at the Closing, each of the other Buyer Documents will be, a legal, valid and binding agreement of Buyer and Parent, enforceable against Buyer and Parent in accordance with their respective terms, to the extent each is a party thereto.

     3.3 NO VIOLATION. The execution, delivery and performance of the Buyer Documents by Buyer and Parent, as applicable, will not conflict with or result in the breach of any term or provision of, or violate or constitute a default under any charter provision or bylaw or under any material agreement or instrument or any order, law or regulation to which Buyer or Parent is a party or by which Buyer or Parent is in any way bound or obligated.

     3.4 GOVERNMENTAL CONSENTS. Except as required in connection with the HSR Act, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Body is required on the part of Buyer or Parent in connection with the transactions contemplated by this Agreement.

     3.5 SUFFICIENT FUNDS. Buyer has sufficient funds and/or funds available under existing lines of credit to pay the Purchase Price in full as provided for in SECTION 1.4 and to consummate the transactions contemplated hereby.

     3.6 DISCLOSURE. Buyer does not have actual knowledge of any breach of or inaccuracy in the representations and warranties of the Company contained in
ARTICLE II. For such purposes, Buyer's "actual knowledge" is limited to the actual, conscious awareness of executive officers of Buyer and Parent who are directly involved in the transactions contemplated by this Agreement, without any duty to investigate. Buyer has provided to the Company true, correct and complete copies of all environmental site assessment reports, surveys, studies and analyses in the possession of Buyer or Parent or under their control with respect to the Assets or the Real Property.

     3.7 NO MISREPRESENTATIONS. The representations, warranties and statements made by Buyer and Parent in or pursuant to this Agreement are true, complete and correct in all material respects. None of such representations, warranties or statements contains any untrue statement of a material fact or omits to state any material fact necessary to make any such representation, warranty or statement, under the circumstances in which it is made, not misleading.

                                      ARTICLE IV
                               COVENANTS AND AGREEMENTS

     4.1 CONDUCT OF BUSINESS. Prior to the Closing, unless Buyer otherwise consents in writing, the Company will (a) operate in the ordinary course of business and consistent with past practices and use commercially reasonable efforts to preserve the goodwill of the Company and (except as described in SCHEDULE 2.10) of its employees, customers, suppliers, Governmental Bodies and others having business dealings with the Company; (b) except as specifically contemplated by this Agreement and except as described in SCHEDULE 2.10, not engage in any transaction outside the ordinary course of business, including without limitation by making any capital expenditure in excess of $100,000 or entering into any agreement of a type required to be disclosed pursuant to
SECTION 2.19; (c) not hire new employees or increase the compensation of any existing employee, except in the ordinary course of business, consistent with past practice; (d) use commercially reasonable efforts to maintain all insurance policies and all Permits that are required for the Company to carry on its business; (e) maintain books of account and records in the usual, regular and ordinary manner and consistent with past practices; and (f) not knowingly take any action that would result in a breach (as of the Closing) of the representations and warranties set forth in SECTION 2.10.

     4.2 ACCESS AND INFORMATION. The Company will permit Buyer and its representatives to have reasonable access to the Company's employees, agents, assets and properties and all relevant books, records and documents of or relating to the business and assets of the Company during normal business hours and will furnish to Buyer such information, financial records and other documents relating to the Company and its operations and business as Buyer may reasonably request. The Company will permit Buyer and its representatives reasonable access to the Company's accountants, auditors and suppliers for reasonable consultation or verification of any information obtained by Buyer and will use commercially reasonable efforts to cause such Persons to cooperate with Buyer and its representatives in such consultations and in verifying such information. The Company will have the right to participate in any contact with such Persons. The Company will also permit Buyer to meet on one occasion with Food Lion (the "Food Lion Meeting") to discuss the Company's business relationship with Food Lion; PROVIDED, however, that Buyer's questions will be limited to the subject matters set forth in SCHEDULE 4.2 hereto and the Company shall be present at such meeting.

     4.3 INFORMATION FOR FILINGS. The Company, Buyer and Parent will furnish each other with all information that is required for inclusion in any application or filing made by such party or its Affiliates to any Governmental Body in connection with the transactions contemplated by this Agreement.

     4.4 FULFILLMENT OF CONDITIONS BY THE COMPANY. The Company agrees not to knowingly take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by knowingly taking or knowingly causing to be taken any action that would cause the representations and warranties made by the Company herein not to be true and correct as of the Closing. The Company will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to Buyer's obligations to consummate the transactions contemplated hereby that are dependent on the actions of the Company.

     4.5 FULFILLMENT OF CONDITIONS BY BUYER. Buyer agrees not to knowingly take any action that would cause the conditions on the obligations of the parties to effect the transactions contemplated hereby not to be fulfilled, including without limitation by knowingly taking or knowingly causing to be taken any action that would cause the representations and warranties made by Buyer herein not to be true and correct as of the Closing. Buyer will take all commercially reasonable steps within its power to cause to be fulfilled the conditions precedent to the obligations of the Company to consummate the transactions contemplated hereby that are dependent on the actions of Buyer.

     4.6 PUBLICITY. Buyer and the Company will cooperate with each other in the development and distribution of all news releases and other public disclosures relating to the transactions contemplated by this Agreement. Neither Buyer or Parent on the one hand nor the Company on the other hand will issue or make, or allow to have issued or made, any press release or public announcement concerning the transactions contemplated by this Agreement without the consent of the other party, except as required by law or stock exchange requirements, but in any event only after giving the other party a reasonable opportunity to comment on such release or announcement in advance, consistent with such applicable legal and stock exchange requirements.

     4.7 TRANSACTION COSTS. Buyer will pay (a) all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the filing fees required for its filing under the HSR Act; and (b) all costs and expenses associated with obtaining the owner's policy of title insurance and related surveys referenced in SECTION 5.1(e) or any mortgagee policies of title insurance. The Company will pay all transaction costs and expenses (including legal, accounting and other professional fees) that it incurs in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated hereby. Buyer and the Company will share equally any transfer taxes (including sales, use and deed taxes) associated with the transfer of the Assets from the Company to Buyer.

     4.8 NONDISCLOSURE. The Company acknowledges and agrees that, except for the Excluded Assets, all customer, prospect and marketing lists, sales data, intellectual property, proprietary information, trade secrets and other confidential information of the Company (collectively, "Confidential Information") are valuable assets constituting part of the Assets and, following the Closing, will be owned exclusively by Buyer. The Company agrees to, and agrees to use reasonable efforts to cause its representatives to, treat the Confidential Information, together with any other confidential information furnished to it by Buyer, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person (other than the Company prior to the Closing or Buyer after the Closing). The foregoing confidentiality obligations will not apply to information that (a) is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Company, (b) is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement or (c) is required to be disclosed pursuant to applicable law or an order or decree of a Governmental Body.

     4.9 NAME CHANGE. On the day of the Closing, the Company will file all documents necessary to change the Company's name to a name bearing no similarity to "Dairy Fresh, Inc."

     4.10 EMPLOYEES; ASSUMED PLANS. Except with respect to the individuals identified in SCHEDULE 5.1(g), Buyer will offer employment, effective as of the Closing, to all employees of the Company (including employees on disability, vacation or other permitted leaves of absence), on terms and conditions substantially similar (or superior) overall to those described in SCHEDULES 2.16 and 2.17. Buyer will assume sponsorship of the employee benefit plans identified in SCHEDULE 4.10 (the "Assumed Plans") and all related funding arrangements and the liabilities associated therewith, and the Company will assign to Buyer its rights thereunder. The Company acknowledges that, unless otherwise expressly agreed between Buyer and a particular employee, any employee to whom Buyer offers employment as of the Closing will be employed on an at-will basis, and nothing in this Section is intended to guaranty employment to any individual for any fixed period of employment.

     4.11 ASSISTANCE WITH PERMITS. Prior to the Closing, the Company will use commercially reasonable efforts to assist Buyer in obtaining any Permits that Buyer will require in order to replace Permits held by the Company that are not transferable to Buyer.

                                      ARTICLE V
                                  CLOSING CONDITIONS

     5.1 CONDITIONS TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by Buyer in writing:

           (a) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing (other than any representation or warranty that is expressly made as of a specified date, which shall be true and correct in all material respects as of such specified date only).

           (b) The Company shall have performed and complied in all material respects with all the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by it pursuant to SECTION 1.7.

           (c) The contractual and governmental consents, approvals, orders, authorizations and notices described in SCHEDULE 5.1(c) shall have been obtained or given, as applicable. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act shall have been made by Buyer, the Company and their respective Affiliates and the required waiting period under the HSR Act shall have expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

           (d) Buyer shall have had the opportunity to discuss the Company's business relationship with Food Lion in the Food Lion Meeting, and Buyer shall have been satisfied with the substance of such discussions in its sole discretion; provided that this condition will be deemed to have been satisfied unless Buyer notifies the Company in writing within three Business Days after the Food Lion Meeting that this condition has not been satisfied.

           (e) Buyer shall have received an irrevocable commitment for an owner's policy of title insurance for the owned Real Property, in form and substance reasonably satisfactory to Buyer and issued by the title insurance company selected by Buyer, and Buyer shall have received (at its expense) an ALTA survey with respect to the Real Property that is reasonably satisfactory to Buyer and sufficient to allow the removal of any survey exceptions from such title insurance policy. For such purposes, Buyer acknowledges that the title exceptions described in SCHEDULE 5.1(e) are satisfactory to Buyer.

           (f) The Company shall have delivered to Buyer executed UCC-3 Termination Statements or other releases satisfactory to Buyer to evidence the release of any Liens on the Assets other than (i) Liens described in clauses (i) and (ii) of SECTION 2.4(b) and (ii) Liens identified in
     SCHEDULE 2.4(b) that are not identified in such schedule as being retained or satisfied by the Company at or prior to the Closing.

           (g) Each of the Persons identified in SCHEDULE 5.1(g) shall have executed and delivered to Buyer a noncompetition agreement, substantially in the form of EXHIBIT E hereto.

           (g) The Company shall have delivered to Buyer a closing certificate, substantially in the form of EXHIBIT F hereto.

           (h) The Company shall have delivered to Buyer a certificate of the secretary of its ultimate general partner, substantially in the form of EXHIBIT G hereto.

           (i) The Company shall have delivered to Buyer a legal opinion of the Company's counsel, substantially in the form of EXHIBIT H hereto.

     5.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company under this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions, but compliance with any such conditions may be waived by the Company in writing:

           (a) All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made at and as of the Closing.

           (b) Buyer shall have performed and complied in all material respects with the covenants and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing, including without limitation the delivery of all items required to be delivered by Buyer pursuant to SECTION 1.7.

           (c) The contractual and governmental consents, approvals, orders, authorizations and notices described in SCHEDULE 5.1(c) shall have been obtained or given, as applicable. Without limiting the generality of the foregoing, all filings pursuant to the HSR Act have been made by Buyer, the Company and their respective Affiliates and the required waiting period under the HSR Act has expired or been terminated without any threat or commencement of antitrust proceedings with respect to the transactions contemplated by this Agreement.

           (d) Buyer shall have delivered to the Company a closing certificate, substantially in the form of EXHIBIT I hereto.

           (e) Buyer shall have delivered to the Company a certificate of the secretary of Buyer, substantially in the form of EXHIBIT J hereto.

           (f) Buyer shall have delivered to the Company a legal opinion of Buyer's counsel, substantially in the form of EXHIBIT K hereto.

                                      ARTICLE VI
                                   INDEMNIFICATION

     6.1 INDEMNIFICATION OF BUYER. The Company will indemnify and hold Buyer, its Affiliates and their respective directors, officers, employees and agents (collectively, the "Buyer Parties") harmless from any and all liabilities, obligations, claims, contingencies, damages, costs and expenses, including all court costs and reasonable attorneys' fees (collectively, "Losses"), that any Buyer Party may suffer or incur as a result of or relating to:

           (a) the breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or pursuant to the closing certificate attached as EXHIBIT F hereto; or

           (b) any Liability of the Company, known or unknown, other than the Assumed Liabilities;

provided that (i) the Buyer Parties will not be entitled to indemnification under paragraph (a) of this SECTION 6.1 unless the aggregate amount of all Losses for which indemnification is sought by the Buyer Parties pursuant to such paragraph exceeds $500,000, in which case the Buyer Parties will be entitled to indemnification only to the extent that such Losses exceed
$500,000; (ii) the Buyer Parties will not be entitled to indemnification under this SECTION 6.1 in an aggregate amount exceeding (A) $5 million with respect to all claims for indemnification for which Claim Notices (as defined in SECTION 6.6) are delivered prior to the second anniversary of the Closing; and (B) $2 million with respect to all claims for indemnification for which Claim Notices are delivered after the second anniversary of the Closing and before the fifth anniversary of the Closing; provided, however, that in no event shall the Company's liability with respect to all claims for indemnification referred to in subclauses (A) and (B) above exceed $5 million in the aggregate; (iii) the Buyer Parties will not be entitled to any indemnification under this SECTION 6.1 with respect to any claim for indemnification for which a Claim Notice is not delivered prior to the fifth anniversary of the Closing; (iv) neither the Buyer Parties nor any other
Person claiming through the Buyer Parties will be entitled to indemnification under this SECTION 6.1 for any Loss to the extent that the Buyer Parties are entitled to receive insurance proceeds in respect of such Loss; and (v) the Buyer Parties will not be entitled to indemnification under this SECTION 6.1 for any Loss to the extent that an accrual for such Loss is included in the calculation of Working Capital.

     6.2 LIMITATION ON DISTRIBUTION OF CASH PROCEEDS. For a period from the Closing until the fifth anniversary of the Closing, the Company agrees that it will not distribute to any of its partners that portion of the total cash proceeds received by the Company as part of the Purchase Price (the "Cash Proceeds") which is equal to the Applicable Holdback Amount. Following the Closing, the Company shall not conduct any business activity other than to perform its obligations under this Agreement, to wind up its affairs or as otherwise required by law. For purposes of this Agreement, "Applicable Holdback Amount" means (a) with respect to the period from the Closing until the second anniversary of the Closing an amount equal to: (i) $5,000,000, minus (ii) the sum of the aggregate Applicable Cap Amounts (as defined below) for such period of all partners of the Company, all direct or indirect partners or stockholders, as applicable, of the partners of the Company and any other Person holding a direct or indirect equity interest therein, who have executed and delivered to Buyer prior to or at the Closing a guarantee substantially in the form attached hereto as EXHIBIT L (a "Guarantee") and (b) with respect to the period after the second anniversary of the Closing and until the fifth anniversary of the Closing, an amount equal to (i) $2,000,000, minus (ii) the sum of the aggregate Applicable Cap Amounts for such period for the Persons referred to in subclause
(a)(ii) above; PROVIDED, however, that in the event that the Applicable Holdback Amount specified above is scheduled to expire and Buyer has given a Claim Notice to the Company that has not been finally resolved on or before such scheduled expiration date but that would otherwise be covered by such Applicable Holdback Amount, then such Applicable Holdback Amount shall not so expire with respect to such covered Claim Notice until such Claim Notice has been so resolved. For purposes of this Agreement, "Applicable Cap Amount" means, with respect to any partner of the Company, any direct or indirect partners or stockholders, as applicable, of the partners of the Company and any other Person holding a direct or indirect equity interest therein, the maximum aggregate liability of such Person to Buyer stated in Section 2 of such Person's Guarantee for the applicable period referred to above. At the Closing or promptly thereafter, the Company will cooperate with Buyer to prepare a list indicating the Applicable Cap Amount of each Person that has executed a Guarantee.

     6.3 SURVIVAL. The representations and warranties of the Company, Buyer and Parent made in or pursuant to this Agreement and the closing certificates attached as EXHIBIT F and EXHIBIT I to this Agreement (as applicable), and the obligations of the parties hereunder to comply with any pre-closing covenants, will survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the second anniversary of the Closing; provided that (a) the representations and warranties set forth in SECTIONS 2.4(b) (excluding the representations and warranties concerning title to the owned Real Property), 2.11, 2.13, 2.15 and 2.17 will survive until the fifth anniversary of the Closing; and (b) any representation or warranty the violation of which is made the basis of a claim for indemnification pursuant to
SECTION 6.1 will survive until such claim is finally resolved if Buyer notifies the Company of such claim in reasonable detail prior to the date on which such representation or warranty would otherwise expire hereunder. No claim for indemnification pursuant to SECTION 6.1 based on the breach or alleged breach of a representation, warranty or pre-closing covenant may be asserted by a Buyer Party after the date on which such representation, warranty or pre-closing covenant expires hereunder.

     6.4 SOLE REMEDY. Following the Closing, the indemnification provisions set forth in this ARTICLE VI constitute the Buyer Parties' sole and exclusive remedy against the Company in respect of the breach of any representation, warranty, covenant or agreement made by the Company in this Agreement or pursuant hereto or any allegation by a third party that, if true, would constitute such a breach; provided that Buyer will be entitled to pursue injunctive relief with respect to the Company's covenants and agreements in
SECTION 4.6, SECTION 4.8 and ARTICLE VII. In furtherance of the foregoing, Buyer agrees on behalf of itself and all Buyer Parties that no partner of the Company shall have any liability to a Buyer Party whatsoever unless such partner shall have executed and delivered to Buyer a Guarantee, in which case the liability of such partner shall be limited to the applicable Guaranty.

     6.5 INDEMNIFICATION OF THE COMPANY. Buyer and Parent, jointly and severally, will indemnify and hold the Company and its partners, and their respective Affiliates and the directors, officers, employees and agents of any of the foregoing (collectively, the "Company Parties") harmless from any and all Losses that any Company Party may suffer or incur as a result of or relating to
(a) any of the Assumed Liabilities, or (b) any other liabilities or obligations arising out of the operation of the Assets by Buyer following the Closing; provided that the Company will not be entitled to indemnification for any Losses for which Buyer is entitled to indemnification under SECTION 6.1.

     6.6   NOTICE.  Any party entitled to receive indemnification under this
ARTICLE VI (the "Indemnified Party") agrees to give prompt written notice (a "Claim Notice") to the party or parties required to provide such indemnification (the "Indemnifying Parties") upon the occurrence of any indemnifiable Loss or the assertion of any claim or the commencement of any action or proceeding in respect of which such a Loss may reasonably be expected to occur (such a claim, action or proceeding being referred to as a "Claim"), but the Indemnified Party's failure to give such notice will not affect the obligations of the Indemnifying Party under this ARTICLE VI except to the extent that the Indemnifying Party is prejudiced thereby. Such written notice will include a reference to the event or events forming the basis of such Loss or Claim and the amount involved, unless such amount is uncertain or contingent, in which event the Indemnified Party will give a later written notice when the amount becomes fixed.

     6.7 DEFENSE OF CLAIMS. The Indemnifying Party may elect to assume and control the defense of any Claim, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of expenses related thereto, if (a) the Indemnifying Party acknowledges its obligation to indemnify the Indemnified Party for any Losses resulting from such Claim and provides reasonable evidence to the Indemnified Party of its financial ability to satisfy such obligation, and (b) the Claim does not seek to impose any material liability or obligation on the Indemnified Party other than for money damages. If such conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Claim, then (i) the Indemnifying Party will not be liable for any settlement of such Claim effected without its consent, which consent will not be unreasonably withheld; (ii) the Indemnifying Party may settle such Claim without the consent of the Indemnified Party; and (iii) the Indemnified Party may employ separate counsel and participate in the defense thereof, but the Indemnified Party will be responsible for the fees and expenses of such counsel unless (A) the Indemnifying Party has failed to assume the defense of such Claim or to employ counsel with respect thereto or (B) a conflict of interest exists between the interests of the Indemnified Party and the Indemnifying Party that requires representation by separate counsel, in which case the fees and expenses of such separate counsel will be paid by the Indemnifying Party. If such conditions are not satisfied, the Indemnified Party may assume and control the defense of the Claim; provided that the Indemnified Party may not settle any such Claim without the consent of the Indemnifying Party, which consent will not be unreasonably withheld; and further provided that the Indemnifying Party is given a reasonable opportunity to participate in such defense (at the Indemnifying Party's expense).

     6.8   ENVIRONMENTAL CLAIMS.

           (a) Notwithstanding anything to the contrary contained in this Agreement, the Company's obligation under SECTION 6.1 to indemnify the Buyer Parties for Losses resulting from a breach or alleged breach of SECTION 2.15 or from any Liability that arises or is alleged by a third party to arise out of any Environmental Law or with respect to any Hazardous Substance (collectively, an "Environmental Loss") shall be limited to Losses incurred as a result of (i) claims initiated by a Governmental Body, or (ii) claims initiated by a third party that is not an Affiliate of the Buyer Parties.

           (b) To the extent any indemnifiable Environmental Loss arose from an act or omission occurring in part prior to the Closing and such act or omission is continued by Buyer subsequent to the Closing, such Loss will be prorated between the Buyer Parties, on the one hand, and the Company, on the other hand, on the basis of the relative length of time such act or omission occurred before and after the Closing. The foregoing will not imply that an act or omission that occurs solely prior to the Closing but that continues to cause additional damage after the Closing will give rise to a shared liability (e.g., a leak from a tank that was removed prior to the Closing continues to cause damages after the Closing).

           (c) To the extent that any indemnifiable Environmental Loss relates to a matter requiring remedial action, Buyer will confer with the Company prior to commencement of and during such remedial action as to the reasonableness of the type and expense of such remedial action, and the Company will not be liable for any remediation costs to the extent that they are incurred to achieve a standard of compliance that is greater than that required by applicable Environmental Laws or by written instructions or demands from a Governmental Body.

                                   ARTICLE VII
                             NONCOMPETITION AGREEMENT

     7.1 NONCOMPETITION. For a period of five years following the Closing, the Company will not, directly or indirectly, on its own behalf or as an agent of, or as a stockholder, partner or other investor in, any Person (other than Buyer):

           (a) engage in the business of manufacturing, processing, distributing, marketing or selling processed milk or frozen desserts to Food Lion stores which are supplied by any Food Lion warehouse located in North Carolina or frozen desserts provided under private label to Food Lion stores at any location in the United States (the "Business");

           (b) directly or indirectly influence or attempt to influence Food Lion stores located within the applicable territory described in SECTION 7.1(a) to purchase the applicable goods related to the Business in such territory described in SECTION 7.1(a) from any Person other than Buyer; or

           (c) employ, attempt to employ or solicit for employment in any position related to the conduct of the Business in the Territory any individual who is an employee of Buyer at such time or was an employee of Buyer during the year prior to such time; provided that in either such case such employee was an employee of the Company at the Closing;

provided that the foregoing will not apply to any investment in publicly traded securities constituting less than 5% of the outstanding securities in such class.

     7.2   ENFORCEMENT.

           (a) The Company acknowledges and agrees that its obligations under this ARTICLE VII are a material inducement and condition to Buyer's entering into this Agreement and performing its obligations hereunder and that the restrictions and remedies contained in this ARTICLE VII are reasonable as to time, geographic area and scope of activity and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of Buyer.

           (b) If the provisions of this ARTICLE VII are found by a court of competent jurisdiction to contain unreasonable or unnecessary limitations as to time, geographic area or scope of activity, then such court is hereby directed to reform such provisions to the minimum extent necessary to cause the limitations contained therein as to time, geographical area and scope of activity to be reasonable and enforceable.

           (c) The Company acknowledges and agrees that Buyer would be irreparably harmed by any violation of its obligations under this ARTICLE VII and that, in addition to all other rights or remedies available at law or in equity, Buyer will be entitled to injunctive and other equitable relief to prevent or enjoin any such violation.

                                   ARTICLE VIII
                                  MISCELLANEOUS

     8.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated and abandoned (a) at any time prior to the Closing by mutual written consent of Buyer and the Company; or (b) by either Buyer or the Company if the Closing has not occurred on or prior to July 31, 1997; provided that
(i) Buyer may not terminate this Agreement if the Closing has not occurred because of Buyer's or Parent's breach of any of their respective covenants or agreements set forth herein, and (ii) the Company may not terminate this Agreement if the Closing has not occurred because of the Company's breach of any of its covenants or agreements set forth herein. If this Agreement is terminated pursuant to this SECTION 8.1, this Agreement shall become null and void and neither party shall have any further liability hereunder except that
(A) the provisions of SECTIONS 4.7, 8.3, 8.5, 8.8, 8.9 and 8.10 shall remain in full force and effect and (B) each party hereto shall remain liable to each other party hereto for any willful breach of this Agreement by such party prior to such termination.

     8.2 NOTICES. All notices that are required or may be given pursuant to this Agreement must be in writing and delivered personally, by a recognized courier service, by a recognized overnight delivery service, by telecopy or by registered or certified mail, postage prepaid, to the parties at the following addresses (or to the attention of such other person or such other address as any party may provide to the other parties by notice in accordance with this SECTION 8.2):

    if to Buyer:                                 with copies to:
    ------------                                 ---------------
    DF Acquisition Corp.                         Hughes & Luce, L.L.P.
    c/o Suiza Foods Corporation                  1717 Main Street
    3811 Turtle Creek Boulevard, Suite 1300      Suite 2800
    Dallas, Texas 75219                          Dallas, Texas 75201
    Attention: Gregg L. Engles                   Attention: William A. McCormack
    Telecopy: (214) 529-9929                     Telecopy: (214) 939-6100
    if to the Company:                           with copies to:
    ------------------                           ---------------
    Dairy Fresh, L.P.                            Rogers & Wells
    c/o ZS Fund L.P.                             200 Park Avenue
    Suite 2600                                   New York, NY 10166
    120 West 45th Street                         Attention: Steven Hobbs
    New York, NY 10036                           Telecopy: (212) 878-8375
    Attention: Robert A. Horne
    Telecopy: (212) 398-1808


Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by telecopy or, if mailed, when actually received.

    8.3 ATTORNEYS' FEES AND COSTS. If attorneys' fees or other costs are incurred to secure performance of any obligations hereunder, or to establish damages for the breach thereof or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party will be entitled to recover reasonable attorneys' fees and costs incurred in connection therewith.

    8.4 FURTHER ASSURANCES. Each party agrees to execute any and all documents and to perform such other acts as may be necessary or expedient to further the purposes of this Agreement and the transactions contemplated hereby.

    8.5 BROKERS. Buyer and the Company acknowledge that CIBC Wood Gundy Securities Corp. ("CIBC") has acted as an intermediary in this transaction, and Parent and Buyer, jointly and severally, agree to pay the fee payable to CIBC in respect of such services. With the exception of such fee payable to CIBC, each party to this Agreement represents to the other party that it has not incurred and will not incur any liability for brokers' or finders' fees or agents' commissions in connection with this Agreement or the transactions contemplated hereby, and agrees that it will indemnify and hold harmless the other party against any claim for brokerage and finders' fees or agents' commissions in connection with the negotiation or consummation of the transactions contemplated by this Agreement.

    8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts for the convenience of the parties hereto, all of which together will constitute one and the same instrument.

    8.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by the Company, Buyer or Parent without the prior written consent of the other parties and any purported assignment or delegation in violation hereof shall be null and void; except that Buyer may assign its rights and obligations under this Agreement to any direct or indirect wholly-owned subsidiary of Parent (provided that Buyer shall remain primarily liable hereunder). This Agreement is not intended to confer any rights or benefits on any Person other than the parties hereto and, to the extent provided in ARTICLE VI, the Buyer Parties and the Company Parties.

    8.8 ENTIRE AGREEMENT. This Agreement and the related documents contained as Exhibits and Schedules hereto or expressly contemplated hereby contain the entire understanding of the parties relating to the subject matter hereof and supersede all prior written or oral and all contemporaneous oral agreements and understandings relating to the subject matter hereof; provided that the letter agreement, dated as of March 5, 1997, from the Company to Parent and CIBC shall remain in effect in accordance with its terms until the Closing. This Agreement may not be modified or amended except in writing signed by the party against whom enforcement is sought. The Exhibits and Schedules to this Agreement are hereby incorporated by reference into and made a part of this Agreement for all purposes.

    8.9 GOVERNING LAW. This Agreement will be governed by and construed and interpreted in accordance with the substantive laws of the State of New York, without giving effect to any conflicts of law rule or principle that might require the application of the laws of another jurisdiction.

    8.10 ARBITRATION. Except as expressly otherwise provided for in this Agreement, upon notice by any party to the others, any dispute, claim, question or difference which arises under this Agreement shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and in accordance with the following:

          (a) the arbitration tribunal shall consist of one arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree within ten Business Days of the notice referred to above, each of the Company and Buyer shall designate a third Person which is not an Affiliate of either of them within 25 days of the notice referred to above who together shall select a third person in which event the arbitration tribunal shall consist of three arbitrators. If either party shall fail to designate a Person within such 25 day period, then the Person selected by the other Party shall act as one arbitrator and the arbitration tribunal shall consist of one arbitrator. The arbitrator or arbitrators, as the case may be, shall be qualified by education and training to pass upon the particular matter to be decided;

          (b) the arbitrator shall be instructed that time is of the essence in proceeding with his determination of any dispute, claim, question or difference and, in any event, the arbitration award must be rendered within 30 days of the submission of such dispute to arbitration;

          (c)   the arbitration shall take place in Atlanta, Georgia;

          (d) the arbitration award shall be given in writing and shall be final and binding on the Parties, not subject to any appeal, and shall deal with the question of costs of arbitration and all matters related thereto; and

          (e) judgment upon the award rendered may be entered in any court having jurisdiction, or application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

    8.11 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms have the meanings indicated:

          (a) The "Affiliate" of a Person is defined in the manner applicable to the term "affiliate" in Rule 144(a)(1) under the Securities Act of 1933, as amended.

          (b) "Business Day" means any weekday (Monday through Friday) on which banks in New York, New York and Dallas, Texas are open for business.

          (c) The "knowledge of the Company" means the knowledge of Barney Meredith, Roy Hinson and Robert Horne after making reasonable inquiry of those employees and agents of the Company responsible for the matter at issue.

    8.12 COOPERATION. Following the Closing, each party will afford to the other party, its counsel and its accountants, during normal business hours, reasonable access to the books, records and other data of the Company or relating to the Assets, the Excluded Assets, the Assumed Liabilities or other liabilities of the Company in its possession with respect to periods prior to the Closing and the right to make copies and extracts therefrom, to the extent that such access may be reasonably required by the requesting party (a) to facilitate the investigation, litigation and final disposition of any claims which may have been or may be made against any party or its Affiliate and (b) for any other reasonable business purpose.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   DF ACQUISITION CORP.

                                   By:  /s/ Hector M. Nevares
                                      ----------------------------------
                                        Hector M. Nevares,
                                        Vice Chairman


                                   DAIRY FRESH L.P.

                                   By:  ZS Dairy Fresh L.P., its general partner

                                        By:  ZS Dairy, Inc., general partner of
                                             ZS Dairy Fresh L.P.


                                        By:  /s/ Robert A. Horne
                                           -----------------------------
                                             Robert A. Horne,
                                             Vice President


                                   SUIZA FOODS CORPORATION

                                   By:  /s/ Hector M. Nevares
                                      ----------------------------------
                                        Hector M. Nevares,
                                        Vice Chairman

EXHIBITS
--------
A       Assignment and Assumption Agreement
B       Bill of Sale
C       Real Estate Deed
D       Assignment of Trademarks
E       Noncompetition Agreement
F       Closing Certificate of the Company
G       Secretary's Certificate of the Company
H       Opinion of Company Counsel
I       Closing Certificate of Buyer
J       Secretary's Certificate of Buyer
K       Opinion of Buyer's Counsel
L       Guaranty


SCHEDULES
---------
1.2     Excluded Assets
2.4(a)  Assets
2.4(b)  Liens
2.6     Contractual Consents
2.7     Governmental Consents
2.8(a)  Financial Statements
2.8(b)  Undisclosed Liabilities
2.10    Changes since Latest Balance Sheet
2.12    Litigation
2.13    Compliance with Laws
2.14    Permits
2.15    Environmental Matters
2.16    Employees
2.17    Employee Benefit Plans
2.18    Ownership of the Company
2.19    Material Agreements
2.21    Intellectual Property
2.22    Competing Interests
4.2     Food Lion Subject Areas
4.10    Assumed Plans
5.1(c)  Required Third Party Consents
5.1(e)  Title Exceptions
5.1(g)  Noncompetition Agreements